UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALABAMA NATIONAL BANCORPORATION

(Exact name of registrant as specified in its charter)

Delaware	63-1114426
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1927 First Avenue North

Birmingham, Alabama 35203

(Address of Principal Executive Offices)

THE PEACHTREE BANK

1998 STOCK OPTION PLAN

(Full title of the plan)

John H. Holcomb, III

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

With a Copy to:

Christopher B. Harmon

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400

Birmingham, Alabama 35203

(205) 254-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $1.00 par value	63,345 shares	$17.31	$1,096,502	$117.33

(1)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the offering price is estimated solely for the purpose of determining the registration fee and is based on the exercise prices of the options granted under the Plan.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock of the registrant registered in this Registration Statement will be adjusted as a result of future stock splits, stock dividends, or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement is being filed in order to register 63,345 shares of common stock, $1.00 par value per share (the “Common Stock”), of Alabama National BanCorporation (the “Registrant”), which may be issued pursuant to the terms and conditions of The Peachtree Bank 1998 Stock Option Plan (the “Plan”).

The documents containing the information specified in Part I will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meet the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(b) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005 (other than Current Reports on Form 8-K deemed to have been furnished and not filed in accordance with Commission rules).

(c) The description of the Registrant’s shares of Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission on November 21, 1994, to register such securities under Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

See Item 3(c) above.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Registrant or its shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as amended (the “DGCL”), relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived improper personal benefits.

The Registrant’s Bylaws require the Registrant to indemnify any person who was, is, or is threatened to be named a party in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the Registrant or any other corporation, including the subsidiary banks of the Registrant, for which he served as such at the request of the Registrant. Directors are entitled to be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts actually and reasonably incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Registrant’s Restated Certificate of Incorporation described in the preceding paragraph. Directors also are entitled to have the Registrant advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

The Registrant’s Bylaws also extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations.

In addition to the Bylaws of the Registrant, Section 145(c) of the DGCL requires the Registrant to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The DGCL also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, as of October 4, 2006.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb, III
John H. Holcomb, III
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of October 4, 2006.

Signature	Title

/s/ John H. Holcomb, III	Chairman of the Board, Chief Executive Officer
John H. Holcomb, III	and Director
(Principal Executive Officer)

/s/ William E. Matthews, V	Executive Vice President and
William E. Matthews, V	Chief Financial Officer
(Principal Financial Officer)

/s/ Shelly S. Williams	Senior Vice President and Controller
Shelly S. Williams	(Principal Accounting Officer)

/s/ Dan M. David	Vice Chairman and Director
Dan M. David

/s/ Richard Murray, IV	President, Chief Operating Officer
Richard Murray, IV	and Director

*	Director
W. Ray Barnes

Director
Bobby A. Bradley

Signature	Title

*	Director
John V. Denson

*	Director
Griffin A. Greene

*	Director
John D. Johns

Director
John J. McMahon, Jr.

*	Director
C. Phillip McWane

*	Director
William D. Montgomery

Director
C. Lloyd Nix

*	Director
G. Ruffner Page, Jr.

*	Director
John M. Plunk

Director
W. Stancil Starnes

*	Director
W. Edgar Welden

*By:	/s/ John H. Holcomb, III	Attorney-in-Fact
John H. Holcomb, III

INDEX TO EXHIBITS

ITEM 8

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (filed as an Exhibit to Alabama National’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and incorporated herein by reference).

4.2	First Amendment to Restated Certificate of Incorporation (filed as an Exhibit to Alabama National’s Annual Report on
Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

4.3	Amended and Restated Bylaws (filed as an Exhibit to Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).

5	Opinion of Maynard, Cooper & Gale, P.C.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Maynard, Cooper & Gale, P.C. (included in Exhibit 5 hereto).

24	Limited Power of Attorney of the Officers and Directors of the Registrant.